SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

NAME:  Robeco-Sage Triton Fund, L.L.C.

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):

c/o Robeco-Sage Capital Management, L.L.C.
120 Bloomingdale Road
White Plains, New York 10605

TELEPHONE NUMBER (INCLUDING AREA CODE):  (914) 948-0300

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Robeco-Sage Triton Fund, L.L.C
c/o Timothy Stewart
Robeco-Sage Capital Management, L.L.C.
120 Bloomingdale Road
White Plains, New York 10605

COPY TO:
Kenneth S. Gerstein, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, concurrently with the filing of form N-8A:

Yes  X            No
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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 2nd day of December 2003.

                                            Robeco-Sage Triton Fund, L.L.C.
                                            (Name of Registrant)




                                            By: /s/ Timothy Stewart
                                                --------------------------
                                                Name:  Timothy Stewart
                                                Title: Manager